Exhibit (d)(18)(B)
JOHN HANCOCK FUNDS II
AMENDMENT TO SUBADVISORY AGREEMENT
     AMENDMENT made as of this 30th day of December, 2009 to the Subadvisory Agreement dated April 28, 2006 as amended (the “Agreement”), between John Hancock Investment Management Services, LLC, a Delaware limited liability company (the “Adviser”), and MFC Global Investment Management (U.S.), LLC (formerly, Sovereign Asset Management, LLC), a Delaware Limited Liability Company (the “Subadviser”). In consideration of the mutual covenants contained herein, the parties agree as follows:
1.	CHANGE IN APPENDIX A

Appendix A of the Agreement relating to compensation of the Subadviser is amended to add the Emerging Markets Debt Fund.
2.	EFFECTIVE DATE
     This Amendment shall become effective with respect to the Emerging Markets Debt Fund on the later to occur of: (i) approval of the Amendment by the Board of Trustees of John Hancock Funds II and (ii) execution of the Amendment.
(THE REMAINDER OF THIS SPACE HAS BEEN INTENTIONALLY LEFT BLANK)

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed under seal by their duly authorized officers as of the date first mentioned above.

JOHN HANCOCK INVESTMENT MANAGEMENT SERVICES, LLC
By:	/s/ Bruce R. Speca
Bruce R. Speca
Executive Vice President

MFC GLOBAL INVESTMENT MANAGEMENT (U.S.) LLC
By:	/s/ Barry H. Evans
Barry H. Evans,
President and Chief Investment Officer

APPENDIX A
The Subadviser shall serve as investment subadviser for each Portfolio of the Trust listed below. The Adviser will pay the Subadviser, as full compensation for all services provided under this Agreement with respect to each Portfolio, the fee computed separately for such Portfolio at an annual rate as follows (the “Subadviser Fee”):

	First	Next	Excess Over
Portfolio	$250 million	$500 million	$750 million
Emerging Markets Debt Fund

Short Term Government Income Fund

Active Bond

	First	Excess Over
Portfolio	$500 million	$500 million
Strategic Income Fund

		Between	Between
	First	$150 million	$500 million	Excess Over
	$150 million	and $500 million	and $2.5 billion	$2.5 billion
	of Aggregate	of Aggregate	of Aggregate	of Aggregate
Portfolio	Net Assets*	Net Assets*	Net Assets*	Net Assets*
High Income Fund

*	The term Aggregate Net Assets for a given day includes the net assets of a Portfolio of the Trust. It also includes the net assets of one or more other portfolios of the Trust or other trusts as indicated below, but in each case only for the period during which the Subadviser for the Portfolio also serves as the subadviser for the other portfolio(s). For purposes of determining Aggregate Net Assets and calculating the Subadviser Fee for a given day, the net assets of the Portfolio and each other portfolio of the Trust are determined by the Custodian as of the close of business on the previous business day of the Trust, and the net assets of each portfolio of each other fund or trust are determined as of the close of business on the previous business day of that fund.

Trust Portfolio(s)		Other Portfolio(s)
Emerging Markets Debt Fund	—	None
Active Bond Fund		Active Bond Trust, a series of John Hancock Trust
Strategic Income Fund		Strategic Income Trust, a series of John Hancock Trust
High Income Fund		High Income Trust, a series of John Hancock Trust
Short Term Government		Short Term Government Income Trust, a series of
Income Fund		John Hancock Trust

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     The Subadviser Fee for a Portfolio shall be based on the applicable annual fee rate for the Portfolio which for each day shall be equal to (i) the sum of the amounts determined by applying the annual percentage rates in the table to the applicable portions of Aggregate Net Assets divided by (ii) Aggregate Net Assets (the “Applicable Annual Fee Rate”). The Subadviser Fee for the Portfolio shall be accrued for each calendar day, and the sum of the daily fee accruals shall be paid monthly to the Subadviser within 30 calendar days of the end of each month. The daily fee accruals will be computed by multiplying the fraction of one over the number of calendar days in the year by the Applicable Annual Fee Rate, and multiplying this product by the net assets of the Portfolio. The Adviser shall provide Subadviser with such information as Subadviser may reasonably request supporting the calculation of the fees paid to it hereunder. Fees shall be paid either by wire transfer or check, as directed by Subadviser.
     If, with respect to any Portfolio, this Agreement becomes effective or terminates, or if the manner of determining the Applicable Annual Fee Rate changes, before the end of any month, the fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination or from the beginning of such month to the date such change, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination or change occurs.

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